EXHIBIT 99.1
Media contact: Corporate Communications Phone: 785.575.8401 FAX: 785.575.6399 news@wr.com

WESTAR ENERGY TO RESTATE 2002 FINANCIAL RESULTS
DECLARES FOURTH QUARTER DIVIDEND

TOPEKA, Kan., Nov. 1, 2002 — Westar Energy, Inc. (NYSE: WR) reported today that it will restate its first and second quarter 2002 financial statements to reflect an additional impairment at Protection One, Inc. (NYSE: POI) pursuant to the application of Statement of Financial Accounting Standards (SFAS) Nos. 142 and 144. Westar Energy has an approximate 88 percent ownership interest in Protection One. In addition, the restated financial statements will reflect a previously reported non-cash charge related to marking to market the amount of a potential liability arising from a call option related to Westar Energy’s 6.25 percent senior unsecured notes issued in August 1998.

In May 2002, Westar Energy and Protection One appointed Deloitte & Touche LLP (“Deloitte & Touche”) to serve as their independent auditor for 2002 replacing their previous independent auditor Arthur Andersen LLP (“Andersen”). In connection with preparing for the fiscal year 2002 Protection One audit, including reviewing Protection One’s first quarter impairment charge, Deloitte & Touche and Protection One identified an error in the application of these new accounting standards which became effective Jan. 1, 2002. As a result, Westar Energy will record an additional non-cash charge of approximately $93 million, net of tax of $15 million, or approximately $1.29 per share for the six month period ended June 30, 2002, reflecting Westar Energy’s share of an additional non-cash impairment charge recorded by Protection One. The additional charge will increase the previously reported impairment charge and will be reflected in the restated results for the quarters ended March 31, 2002, and June 30, 2002, respectively, for Westar Energy and Protection One. The previously reported amount was determined in part based upon guidance from Andersen concerning the application of SFAS Nos. 142 and 144. The charge is not expected to affect Westar Energy’s or Protection One’s liquidity and will not violate any debt covenants applicable to Westar Energy or Protection One.

Westar Energy has completed an analysis of the accounting for a call option related to its 6.25 percent senior unsecured notes issued in August 1998. The restated first quarter and second quarter 2002 financial statements will reflect an aggregate non-cash charge of approximately $5.4 million, net of tax, or approximately $0.08 per share, related to marking to market the amount of a potential liability arising from the call option. In September, Westar Energy announced the amount of the charge and that it was conducting an analysis of the accounting treatment for the call option to determine whether 2002 results should be restated. In September, Westar Energy also reported that it may be obligated to make a cash payment on Aug. 15, 2003 of approximately $69 million to settle the call option based on the value of the call option on Sept. 24, 2002. The amount of this potential payment would be approximately $56.3 million based on the value of the call option on Oct. 31, 2002. The value of the call option is based on the forward rate on 10-year United States treasury securities on the date of valuation and other factors. Westar Energy is evaluating whether alternatives are available to reduce or eliminate the amount of the cash payment necessary to settle the call option.

Independent of the restatement discussed above, the 2001 and 2000 financial statements of Westar Energy and Protection One previously audited by Andersen are required to be reaudited under applicable auditing standards due to reclassifications related to discontinued operations, and the adoption of new accounting standards related to energy trading revenues and the classification of gains and losses from the extinguishment of debt. The Audit and Finance Committees of the Westar Energy and Protection One Boards of Directors have approved engaging Deloitte & Touche to conduct these audits, which are expected to be completed in the first quarter of 2003.

The Westar Energy Board of Directors today declared a fourth-quarter dividend of 30 cents per share payable Jan. 2, 2003, on the company’s common stock. The Board of Directors also declared regular quarterly dividends on the company’s 4.25 percent, 4.5 percent and 5 percent series preferred stocks payable Jan. 2, 2003. The dividends are payable to shareholders of record as of Dec. 9, 2002.

Under Westar Energy’s Direct Stock Purchase Plan, common stock purchased through the reinvestment of dividends is currently priced at a 3 percent discount to the average market price used for share purchases through the plan. The discount has been eliminated effective for the dividend payable Jan. 2, 2003.

Westar Energy plans to announce third-quarter 2002 financial results late next week.

Westar Energy, Inc. (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of approximately $7 billion, including security company holdings through ownership of Protection One, Inc. (NYSE: POI) and Protection One Europe, which have approximately 1.2 million security customers. Westar Energy is the largest electric utility in Kansas providing service to about 647,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 34,700 miles of electric distribution and transmission lines. Through its ownership in ONEOK, Inc. (NYSE: OKE), a Tulsa, Okla.- based natural gas company, Westar Energy has a 44.7 percent interest in one of the largest natural gas distribution companies in the nation, serving more than 1.4 million customers.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Forward-looking statements: Certain matters discussed here and elsewhere in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “expect” or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning capital expenditures, earnings, liquidity and capital resources, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, including the proposed separation of Westar Industries, Inc. from our electric utility businesses and the possible sale of our ONEOK, Inc. stock, compliance with debt and other restrictive covenants, changes in accounting requirements and other accounting matters, interest and dividends, Protection One’s financial condition and its impact on our consolidated results, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses, events in foreign markets in which investments have been made and the overall economy of our service area. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation or re-regulation; ongoing municipal, state and federal activities, such as the Wichita municipalization effort; future economic conditions; political, legislative and regulatory developments; regulated and competitive markets; changes in the 10-year United States Treasury rates and the corresponding impact on the fair value of our call option contract, and other circumstances affecting anticipated operations, sales and costs. Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.